Exhibit 99.1

New York Community Bancorp, Inc. Appoints Leslie D. Dunn to Its Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--August 21, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the "Company"), the parent of New York Community Bank (the “Community Bank”) and New York Commercial Bank (together, the “Banks”) today announced the appointment of Leslie D. Dunn--an experienced corporate law and governance professional and an accomplished businesswoman--to the Boards of Directors of the Company and the Banks, effective September 1, 2015.

A member of the Advisory Board of the Community Bank’s Ohio Savings Bank Division since its inception, Ms. Dunn has been an independent director of the Federal Home Loan Bank (“FHLB”) of Cincinnati since 2007, serving not only on its Audit and Compensation Committees, but also as Governance Committee Chair. In addition, Ms. Dunn is an independent director of E&H Family Group, Inc., an Ohio-based business that operates chains of supermarket and hardware stores. A member of the firm’s Finance Committee, she also serves as Compensation Committee Chair.

Ms. Dunn’s board experience also includes over 15 years as a director of Telarc International Corporation, a Grammy Award-winning recording company, and service on the advisory board of Brown Flynn Communications.

In addition to the knowledge she has gleaned as a director, Ms. Dunn brings an abundance of legal and business expertise to the Boards of the Company and the Banks. From 1997 through 2004, she was Senior Vice President of Business Development at Cole National Corporation, a New York Stock Exchange-listed specialty retailer with 15,000 employees and 3,000 locations in Canada, Europe, and the United States. In this capacity, Ms. Dunn was actively engaged in the company’s acquisition-driven expansion, identifying new businesses and potential targets, structuring transactions, and participating in the integration of acquired businesses. In addition, Ms. Dunn served as Cole’s General Counsel and Secretary, overseeing the company’s in-house law department, ensuring its compliance with SEC regulations, and serving as principal corporate governance advisor to the board.

Prior to joining Cole, Ms. Dunn was a partner in the Cleveland-based Business Practice Group of Jones Day, a global law firm with more than 40 locations, and before then, was a partner in the corporate practice of Squire Sanders & Dempsey, also Cleveland-based.

Commenting on Ms. Dunn’s appointment to the Company’s and the Banks’ Boards of Directors, President and Chief Executive Officer Joseph R. Ficalora stated, “Leslie has all the qualities one could want in a director—knowledge of our industry and its regulations…understanding of our Company, its goals and strategies…expertise in matters that are key to our operation...and a genuine commitment to our customers, our shareholders, and the communities we serve.

“An active civic leader and philanthropist in her home state of Ohio, Leslie is President of the Board of the Cleveland Museum of Contemporary Art, a director and member of the Investment Committee of the David and Inez Myers Foundation, a Life Trustee and Past Chair of the Mt. Sinai Health Care Foundation, a director and member of the Executive Committee of the Jewish Federation of Cleveland, a member of the President’s Advisory Committee of Case Western Reserve University--her law school alma mater--and Co-Chair of the Northeast Ohio Chapter of Women Corporate Directors, an organization of over 2,500 women business leaders worldwide.

“We look forward to reaping the benefit of Leslie’s knowledge, expertise, and commitment,” Mr. Ficalora continued, “as she extends her involvement with us as a member of our Board of Directors, and as a member of the Audit, Risk Assessment, and Nominating and Corporate Governance Committees of the Board.”

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.6 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.6 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor Contact:
Ilene A. Angarola, 516-683-4420
or
Media Contact:
Kelly Maude Leung, 516-683-4032

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